Exhibit 4.1

RESOLUTE ENERGY CORPORATION

EQUITY INCENTIVE GRANT AGREEMENT

This Equity Incentive Grant Agreement (this “Agreement”) between RESOLUTE ENERGY CORPORATION (the “Corporation”) and [name] (“Participant”) is dated as of February 13, 2018 (the “Date of Grant”).

RECITALS

A. The Corporation has adopted the Resolute Energy Corporation 2009 Performance Incentive Plan, as amended (the “Plan”);

B. The Plan provides for the granting of restricted stock and other equity incentive awards to eligible persons as determined by the Administrator; and

C. The Administrator has determined that Participant is a person eligible to receive an equity incentive award under the Plan and has determined that it would be in the best interests of the Corporation to grant the award provided for herein.

AGREEMENT

1. Equity Incentive Award.

(a) Grant.  Pursuant to the Plan and in consideration of employment services rendered and to be rendered by Participant to the Corporation, Participant is hereby awarded [__] shares of the Corporation’s common stock (the “Common Stock”), subject to the conditions of the Plan and this Agreement (the “Restricted Stock”), along with the opportunity to earn up to an additional [__] shares of the Corporation’s common stock (the “Outperformance Shares”) subject to the conditions of the Plan and this Agreement.

(b) Plan Incorporated.  Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 13 below, this equity incentive award shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting and Forfeiture; Earning of Outperformance Shares.

(a) Schedule.  Participant shall vest in his or her rights in the Restricted Stock, and shall be eligible to earn the Outperformance Shares, pursuant to the following schedule (each date upon which vesting of Restricted Stock or earning of Outperformance Shares occurs being referred to herein as a “Vesting Date”), subject to the conditions of the Plan and this Agreement:

Time Vested Shares of Restricted Stock ([__] shares)

Date	Number of Shares Vested by Time Criteria
March 8, 2019	[__]
March 8, 2020	[__]
March 8, 2021	[__]

Performance Vested Shares of Restricted Stock ([__] shares)

Date	Number of Shares First Eligible to be Vested by Performance Criteria
March 8, 2019	[__]
March 8, 2020	[__]
March 8, 2021	[__]

Outperformance Shares ([__] shares)

Date	Number of Shares First Eligible to be Earned by Performance Criteria
March 8, 2019	[__]
March 8, 2020	[__]
March 8, 2021	[__]

(b) Performance Criteria.  The shares indicated in the table in Section 2(a) as “Vested By Performance Criteria” (the “Performance Vested Shares”) shall vest, and the Outperformance Shares indicated above, shall be earned, in accordance with the following chart based on the Corporation’s relative “Cumulative TSR” rank on each Vesting Date among the “Comparison Group” of companies, as defined below:

Company Cumulative TSR Percentile Rank on the Vesting Date	Performance Vested Shares that Vest on the Vesting Date	Outperformance Shares that are Earned on the Vesting Date

Greater than 50th percentile and up to 100th percentile	100% of Performance Vested Shares eligible to vest on the Vesting Date

From 0% to 100% of the Outperformance Shares eligible to be earned on the Vesting Date, prorated based on rank achieved above  the 50th percentile up to the 100th percentile, calculated as set forth in Section 2(b)(v)

From the 25th percentile to the 50th percentile

From 50% to 100% of Performance Vested Shares eligible to vest on the Vesting Date, prorated based on rank achieved from the 25th percentile to the 50th percentile, calculated as set forth in Section 2(b)(iii)

No Outperformance Shares are earned on the Vesting Date

Less than 25th percentile	No vesting of Performance Vested Shares eligible to vest on the Vesting Date	No Outperformance Shares are earned on the Vesting Date

For purposes of the foregoing:

(i) The “Company Cumulative TSR Rank on the Vesting Date,” as set forth in the table above, shall be calculated after ranking the Corporation and the companies in the Comparison Group together, from highest to lowest, based on their respective Cumulative TSR on the Vesting Date, illustrated as follows:

Company Cumulative TSR Rank	Percentile
1	100.0%
2	93.8%
3	87.5%
4	81.3%
5	75.0%
6	68.8%
7	62.5%
8	56.3%
9	50.0%
10	43.8%
11	37.5%
12	31.3%
13	25.0%
14	18.8%
15	12.5%
16	6.3%

(ii) The number of shares eligible to become vested on a Vesting Date shall be equal to the sum of (x) the “Number of Shares First Eligible to be Vested by Performance Criteria” on such Vesting Date as set forth in the table in Section 2(a), plus (y) any Performance Vested Shares that were eligible to become vested, but had not vested, on any prior Vesting Date.  Any Performance Vested Shares that are not vested as of March 8, 2021 (the final Vesting Date) shall be forfeited on such date.

(iii) In the event that the rank achieved is greater than or equal to the 25th percentile but less than or equal to the 50th percentile, then the number of Performance Vested Shares vesting on the Vesting Date shall be equal to the sum of (1) 50% of the number of Performance Vested Shares eligible to vest on the Vesting Date; plus (2) the product of (x) a fraction, the numerator of which is the actual rank achieved expressed as a simple percentage minus 25% and the denominator of which is 25%, multiplied by (y) 50% of the number of Performance Vested Shares eligible to vest on the Vesting Date.

(iv) The number of Outperformance Shares eligible to be earned on a Vesting Date shall be equal to the sum of (x) the “Number of Shares First Eligible to be Earned by Performance Criteria” on such Vesting Date as set forth in the table in Section 2(a), plus (y) any Outperformance Shares that were eligible to become earned, but were not earned, on any prior Vesting Date.  Any Outperformance Shares that are not earned as of March 8, 2021 (the final Vesting Date) shall no longer be eligible to be earned by Participant after such date.

(v) In the event that the rank achieved is above the 50th percentile, then the number of Outperformance Shares earned on the Vesting Date shall be equal to the product of (x) a fraction, the numerator of which is the actual rank achieved expressed as a simple percentage minus 50% and the denominator of which is 50%, multiplied by (y) the total number of Outperformance Shares eligible to be earned on the Vesting Date.

(vi) “Cumulative TSR” means:

(1) the result of:

a. Average Share Price for the last sixty (60) trading days prior to the applicable Vesting Date, minus

b. Average Share Price for the sixty (60) trading days preceding the Date of Grant, plus

c. Dividends (cash or stock based on ex-dividend date) paid per share of common stock between the Date of Grant and applicable Vesting Date,

divided by

(2) Average Share Price for the sixty (60) trading days preceding the Date of Grant.

(vii) “Average Share Price” means the average daily closing price of the applicable Corporation’s shares of common stock over the relevant measuring period on the principal securities exchange on which such shares are listed, as published by a reputable source.

(viii) “Comparison Group” means the sixteen (16) companies, including the Corporation, identified in a separate writing distributed to Participant coincident with this Agreement.  If any member of the Comparison Group ceases to be a publicly traded entity on a recognized securities exchange, such entity shall be removed from the Comparison Group for purposes of determining the number of Performance Vested Shares that shall vest on all subsequent Vesting Dates. In such event, the Board shall make equitable adjustments so that the Comparison Group remains at sixteen (16) companies for purposes of determining the number of Performance Vested Shares that shall vest on all subsequent Vesting Dates.

(c) Continuing Employment.  Except as provided below, vesting of Restricted Stock or earning of Outperformance Shares pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant continues to be employed by the Corporation from the Date of Grant to such Vesting Date.  If the Participant ceases to be employed by the Corporation at any time prior to the final Vesting Date, for any reason or no reason, with or without cause, except as provided below, all unvested Restricted Stock and the right to earn any unearned Outperformance Shares shall be forfeited immediately and automatically on the date that Participant's employment is terminated, without payment of any consideration to Participant, and the Participant shall have no further rights under this Agreement.  If the Participant is employed by a subsidiary of the Corporation, any references in this Agreement to employment with the Corporation shall instead be deemed to refer to employment with such subsidiary.

(d) Death or Disability.  Notwithstanding the foregoing, all unvested Restricted Stock shall vest, but the right to earn any remaining Outperformance Shares shall terminate, effective immediately upon (i) the death of Participant or (ii) the Administrator’s determination that Participant suffers from a Disability (as defined).  For purposes of this Agreement, “Disability” means: (A) if the Participant’s employment with the Corporation is subject to the terms of an employment agreement between the Participant and the Corporation, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (B) in the absence of such an agreement, the term “Disability” shall mean a physical or mental infirmity which impairs the Participant’s ability to substantially perform his or her duties for a period of 180 consecutive days.

(e) Change in Control Event.  If, when and to the extent determined by the Administrator pursuant to Section 7.3 of the Plan, in the event that the Corporation undergoes a Change in Control Event, any unvested Restricted Stock held by Participant will become fully vested.  Any remaining Outperformance Shares that have not been earned as of the date of any Change of Control will become fully earned to the extent that the performance thresholds applicable to such shares are met in the Change of Control transaction, as determined by the Corporation’s Board in its reasonable discretion.

(f) [FOR EXEC CHAIRMAN AND CFO ONLY] Qualifying Retirement.  Notwithstanding the retirement of the Participant, any Restricted Stock that remains unvested and any Outperformance Shares that remain unearned as of such retirement date shall not terminate, but shall continue to vest as if the Participant continued to be employed by the Corporation, unless the Administrator reasonably determines that the retirement was not a Qualifying Retirement.  “Qualifying Retirement” means retirement by the Participant after the Participant has (1) attained the age of 65, (2) completed at least five years of employment with the Corporation or its predecessor entities, and (3) remains in compliance with the terms of any non-compete agreement between the Corporation and the Participant in place at the time of Participant’s retirement.  In the event that subsequent to the date of the Participant’s retirement, he breaches the terms of any such non-compete agreement and fails to cure such breach within 60 days following written notice, then any shares of Restricted Stock that remain unvested and any right to earn Outperformance Shares that remain unearned at such time shall be forfeited as of the end of such cure period.  The Participant agrees that he shall give the Corporation a minimum of six months advanced written notice of any retirement, except where circumstances do not permit such notice in which case Participant shall give the maximum amount of advanced notice reasonably practicable.

3. Outperformance Shares.

(a) Payment.  As soon as reasonably practicable following the date on which any Outperformance Shares are earned pursuant to Section 2 above, but effective upon such date, the Corporation shall deliver to Participant a number of shares of Common Stock equal to the number of Outperformance Shares that were earned on such date.

(b) No Stockholder Rights.  Participant shall have no stockholder rights with respect to Outperformance Shares.  Participant shall have full stockholder rights with respect to shares of Common Stock that have been transferred to Participant in accordance with Section 3(a) in settlement of earned Outperformance Shares.

(c) Dividend Equivalent Rights.  Participant shall be entitled to a cash payment with respect to each Outperformance Share earned under this Agreement in an amount equal to the ordinary cash dividends that would have been payable to Participant had Participant been the owner of an actual share of Common Stock (as opposed to an Outperformance Share) from the Date of Grant through the date the Outperformance Share is settled pursuant to Section 3(a).  Such cash payment shall be made in a single lump sum on the date on which payment is made in respect of the related Outperformance Share pursuant to Section 3(a).

4. Issuance and Limits on Transferability.  Shares of Restricted Stock shall not be transferable until vested except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan, and Outperformance Shares shall not be transferable in any event.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of (i) shares of unvested Restricted Stock that does not satisfy the requirements of this Agreement and the Plan, prior to the lapse of the restrictions on such shares pursuant to Section 2, or (ii) Outperformance Shares, shall be void and unenforceable against the Corporation.  The Corporation shall not be required to treat as the owner of Restricted Stock any transferee to whom such Restricted Stock has been transferred in violation of any of the provisions of this Agreement.

5. Certificates.  A certificate evidencing Restricted Stock may be issued by the Corporation in Participant’s name, or at the option of the Corporation, in the name of a nominee of the Corporation, pursuant to which Participant shall have voting rights and shall be entitled to receive all dividends until the Restricted Stock is otherwise forfeited pursuant to the provisions of this Agreement.  The certificate shall bear a legend evidencing the nature of the Restricted Stock, and the Corporation may cause the certificate to be delivered upon issuance to the Secretary of the Corporation or to such other depository as may be designated by the Corporation as a depository for safekeeping until the Vesting Date or a forfeiture occurs pursuant to the terms of the Plan and this Agreement.  Upon the request of the Administrator, Participant shall deliver to the Corporation a stock power, endorsed in blank, relating to unvested Restricted Stock.  Additionally, in lieu of issuing a certificate evidencing Restricted Stock, the Corporation may issue such stock by establishing a restricted stock file with its transfer agent evidencing such Restricted Stock prior to the lapsing of the applicable restriction.  Upon a Vesting Date, the Corporation shall cause a certificate or certificates to be issued without legend in the name of Participant for the Restricted Stock vesting on such date.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Corporation shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

6. Status of Stock.  Participant agrees that the shares of Common Stock issued or issuable hereunder will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  Participant also agrees (i) to the extent the shares are certificated, that the certificates representing the Restricted Stock or other shares of Common Stock issuable hereunder may bear such legend or legends as the Corporation deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Corporation may refuse to register the transfer of the Restricted Stock or other shares of Common Stock issuable hereunder on the stock transfer records of the Corporation if such proposed transfer would, in the opinion of counsel satisfactory to the Corporation, constitute a violation of any applicable securities law and (iii) that the Corporation may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock or other shares of Common Stock issuable hereunder.

7. Withholding.  In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.  Upon any exercise, vesting, or payment of any award, the Corporation shall have the right at its option to require the Participant (or the Participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation may be required to withhold with respect to such award event or payment.  In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Agreement, the Administrator may in its sole discretion grant (either at the time of the award or thereafter) to the Participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to satisfy Participant’s federal and state tax withholding obligations, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Corporation, (ii) having the Corporation withhold a portion of the Restricted Stock or other Common Stock issuable hereunder having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Corporation shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such tax withholding, or (iv) allowing the Corporation to deduct from any amount otherwise payable in cash to the Participant the amount of such tax withholding.  The delivery of any shares under the preceding subsection (iii) must have been owned by and fully vested in the Participant for no less than six months prior to the date delivered to the Corporation if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock.  The Corporation will not deliver any fractional shares of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional shares of Common Stock.  Participant’s election must be made on or before the date that the amount of tax to be withheld is determined, or else the Corporation shall be entitled to elect the method in which Participant’s federal and state withholding obligations shall be satisfied.

8. Tax Election.  The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of Restricted Stock pursuant to this Agreement.  Participant is making Participant’s own determination as to the advisability of making a Section 83(b) election with respect to the Restricted Stock.  Participant understands that the Corporation will report to appropriate taxing authorities the payment to Participant of compensation income either (i) upon the vesting of the Restricted Stock or (ii) if Participant makes a timely Section 83(b) election, as of the Date of Grant.  Participant understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this grant or vesting of Restricted Stock.  Participant hereby acknowledges that an election under Section 83(b) of the Code is not available with respect to the Outperformance Shares.  With respect to tax withholding amounts, the Corporation has all of the rights specified in Section 6 of this Agreement and has no obligations to Participant except as expressly stated in Section 6 of this Agreement.

9. Authority of Administrator.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Administrator shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Administrator with respect to this Agreement, including the satisfaction of Performance Criteria, shall be made in the Administrator’s discretion and shall be final and binding on the Participant.

10. Binding Effect.  This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

11. No Right to Continued Employment.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Stock and the earning of the Outperformance Shares is contingent upon his or her continued employment by the Corporation, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Participant any rights with respect to continued employment by the Corporation.

12. Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

13. Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, this Agreement shall control.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

14. Amendment.  The Corporation may modify, amend or waive the terms of this award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NYSE or stock exchange rules, tax rules or accounting rules.  Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15. Participant’s Acknowledgments.  The Participant acknowledges that he or she has read this Agreement, has received and read the Plan and the Prospectus captioned Resolute Energy Corporation 2009 Performance Incentive Plan (“Information”), and understands the terms and conditions of this Agreement, the Plan and the Information.

16. Defined Terms.  All terms used herein and not otherwise defined herein shall have the meanings set forth therefor in the Plan.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Equity Incentive Grant Agreement as of the date first written above.

RESOLUTE ENERGY CORPORATION

By:

Name: Richard F. Betz

Title: Chief Executive Officer

PARTICIPANT:

[Participant]